Exhibit 10.13

Loan No. R10218T03C

REVOLVING CREDIT SUPPLEMENT
Letter of Credit

THIS SUPPLEMENT to the Master Loan Agreement dated August 21, 2012 (the “MLA”), is entered into as of June 2, 2016 between FARM CREDIT SERVICES OF AMERICA, PCA (“Lead Lender”) and LINCOLNWAY ENERGY, LLC, Nevada, Iowa (the “Company”), and amends and restates the Supplement dated August 31, 2015 and numbered R10218T03B.

SECTION 1.          The Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, Lead Lender agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $2,548,000.00 at any one time outstanding (the “Commitment”).  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2.          Purpose.  The purpose of the Commitment is to allow the Company to open an irrevocable letter of credit (“Letter of Credit”) for its account.  The Letter of Credit will be issued within a reasonable period of time after Agent’s (as that term is defined in the MLA) receipt of a duly completed and executed copy of Agent’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties.  Any draw under the Letter of Credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement.  The Letter of Credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the Commitment.

SECTION 3.          Term.  The term of the Commitment shall be from the date hereof, up to and including May 1, 2019, or such later date as Agent may, in its sole discretion, authorize in writing.  Notwithstanding the foregoing, the Commitment shall be renewed for an additional year only if, on or before the last day of the term (the “Expiration Date”), Agent provides to the Company a written notice of renewal for an additional year (a “Renewal Notice”).  If on or before the Expiration Date, Agent grants a short-term extension of the Commitment, the Commitment shall be renewed for an additional year only if Agent provides to the Company a Renewal Notice on or before such extended expiration date.  All annual renewals shall be measured from, and effective as of, the same day as the Expiration Date in any year.

SECTION 4.          Interest.  The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with the following interest rate:

One-Month LIBOR Index Rate.  At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 3.15% above the higher of:  (1) zero percent (0.00%); or (2) the rate reported at 11:00 a.m. London time for the offering of one (1)‑month U.S. dollars deposits, by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then‑current rate shall be made available upon telephonic request. For purposes hereof: (a) “U.S. Banking Day” shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (b) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (c) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

Revolving Credit Supplement Letter of Credit R10218T03C	- 2 -
LINCOLNWAY ENERGY, LLC
Nevada, Iowa
Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company.

SECTION 5.          Promissory Note.  The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.          Security.  The Company’s obligations hereunder and, to the extent related hereto, under the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall he secured as provided in the Security Section of the MLA.

SECTION 7.          Letter of Credit Fees.  The Company agrees to pay to Agent an annual letter of credit fee equal to 3.15% of the face amount of the Letter of Credit in effect as of the date hereof, and 3.15% of the face amount of any new or amended Letter of Credit issued after the date hereof, computed on the basis of a year of 360 days and actual days elapsed, payable quarterly in arrears by the 20th day following the expiration of each calendar quarter.  The Company shall also pay to Agent Agent’s then‑applicable customary fees and administrative expenses payable with respect to the Letter of Credit as Agent may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of the Letter of Credit.

(Signatures on following page.)

Revolving Credit Supplement Letter of Credit R10218T03C	- 3 -
LINCOLNWAY ENERGY, LLC
Nevada, Iowa
IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, PCA		LINCOLNWAY ENERGY, LLC

By:	/s/ Kathryn J. Frank	By:	/s/ Erick Hakmiller

Title:	VP Commercial Lender	Title:	President